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                                                                   EXHIBIT 10.36



November 22, 1999

Mr. Bill Bradley

Englewood, CO 80110



Dear Bill:


I am pleased to offer you the position at Enlighten Software Solutions, Inc. (the "Company") of President and Chief Executive Officer, commencing on January 1, 2000. Your compensation is outlined in Attachment A to this letter, which will be paid in accordance with the Company's normal payroll procedures. Continuing as an Enlighten Software Solutions employee, you will continue to receive, in accordance with each applicable plan document, certain employee benefits including: incentive stock options (200,000 options granted prior to this date, 100,000 options granted as of this date in accordance with the Board of Directors Unanimous Consent dated September 20, 1999, and additional options may be granted annually), participation in the employee stock purchase plan, medical insurance, dental insurance, 401(k) plan, an accrued 20 days paid personal time off during each year of employment (to be used as vacation, sick leave, etc.), plus paid public holidays recognized by the Company.

You should be aware that your employment with Enlighten Software Solutions is for no specific period. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its relationship with you at any time, with or without cause. Termination benefits are outlined in Attachment A to this letter.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Enlighten Software Solutions agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California, HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Enlighten Software Solutions' trade secrets or proprietary information.

(a) You agree that, while you are an Enlighten Software Solutions employee, you will not, directly or indirectly, work for, advise, consult, render services to or invest directly or indirectly in any individual or entity (in any capacity) which directly or indirectly engages in any business in which Enlighten Software Solutions is engaged at the time of such work, advice, consultation, rendering of services or investment. None of the forgoing shall restrict any direct or indirect investments in any publicly traded company, provided such investment does not exceed 5% of the company's total voting shares.

(b) You further agree that for a period of two (2) years after termination of your employment with Enlighten Software Solutions, you will not, directly or indirectly, hire, or in any other manner persuade an employee, dealer or customer of the Company to discontinue that person's relationship with or to Enlighten Software Solutions as an employee, dealer or customer, as the case may be.



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Enlighten Software Solutions, Inc.
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(c) We both agree that: (i) the services to be rendered by you are special, unique, and of an extraordinary character; (ii) because of the nature of the business of Enlighten Software Solutions, and the types of information which you will obtain with respect to the business of Enlighten Software Solutions, it would be impractical or extremely difficult to determine actual damages in the event of a breach of you promises in this letter; and (iii) resulting damages would not adequately compensate Enlighten Software Solutions.

Accordingly, if you commit such a breach or threaten such a breach the Company shall have the right to have the provisions of this agreement specifically enforced by any court having equity jurisdiction without the posting of a bond or other security, since such a breach or threatened breach would cause irreparable injury to Enlighten Software Solutions.

(d) The above mentioned right is in addition to, and not in lieu of, any other rights and remedies available to Enlighten Software Solutions under law or in equity.

(e) This covenant shall be construed as a series of separate covenants, one for each of the fifty-eight (58) counties in California, for each state in the United States, and for each nation outside the United States.

To indicate your acceptance of Enlighten Software Solutions' offer, please sign and date both letters in the space provided below and return them to me. This letter, between you and Enlighten Software Solutions, sets forth the terms of your employment with Enlighten Software Solutions and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Enlighten Software Solutions and by you.

We look forward to working with you at Enlighten Software Solutions. Welcome Aboard!



AGREED TO AND ACCEPTED                        AGREED TO AND ACCEPTED


--------------------------------              --------------------------------
David D. Parker                               Bill Bradley
Chief Executive Officer and Director          President and COO

Dated:        /        /                      Dated:        /        /
      -------  -------- -------                     -------  -------- -------



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Enlighten Software Solutions, Inc.
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                                  ATTACHMENT A


                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            2000 COMPENSATION PROGRAM



This document defines the compensation program for the position of President and Chief Executive Officer at Enlighten Software Solutions, Inc. The total targeted compensation is made up of your base salary and quarterly bonuses.

COMPENSATION

        1. Base Salary: Your base salary is $180,000 per year, this will be paid through the regular semi-monthly company payroll at $7,500.00 per pay period.

        2. Quarterly Bonuses: For the year ending December 31, 2000, your quarterly bonus program will be as follows:

                a) Quarterly bonuses of $15,000 based upon accomplishment of management objectives established by the Board of Directors and payable 30 days after the end of the quarter;

                b) Additional bonuses may be earned for extraordinary performance at the discretion of the Compensation Committee of the Board of Directors.

TERMINATION PROVISIONS

        3. Benefits upon voluntary termination: In the event that you voluntarily resign from you employment with the Company (unless such resignation is for Good Reason), or in the event that your employment terminates as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned through the date of you termination.

        4. Benefits upon other termination: You agree that your employment is "at will" and may be terminated by the Company at any time, with or without cause. In the event of the termination of your employment by the Company for the reasons set forth below, you shall be entitled to the following:

                a) Termination for cause: If your employment is terminated by the Company for the cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned through the date of you termination.

                For purpose of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons:

                        (i) theft, dishonesty, or falsification of any employment or Company records;

                        (ii) violation of Confidentiality Agreement; or

                        (iii) any intentional act by you which causes material loss, damage, or injury to the Company's property, reputation, employees, or business;



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Enlighten Software Solutions, Inc.
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                b) Termination for other than cause: If your employment is terminated by the Company for any reason other than cause, you shall be entitled to the following separation of benefits:

                        (i) a termination package equal to six (6) months of your then current base salary, or $90,000, whichever is greater. Such severance package shall be paid in three equal installments, each due respectively within thirty
                        (30), sixty (60), and ninety (90) days of your termination of employment with the Company;

                        (ii) certain stock options granted to you prior to your termination date and not yet vested will be accelerated. The number of shares equal to six (6) months of accelerated vesting, or 42,000 shares, whichever is greater.

                c) Termination for good reason: If your employment is terminated by you for good reason, you shall be entitled to the termination package outlined in paragraph b) above.

                For the purposes of this agreement, a termination "for good reason" occurs if you terminate your employment as a result of the Company, without your consent:

                        (i) reducing your salary or benefits, title, or authority;

                        (ii) relocating you place of performance of services outside a thirty (30) mile radius of San Mateo, California; or

                        (iii) directing you to violate a reasonable and normal code of business ethics so as to cause loss, damage, or injury to your property or reputation, or the property or reputation of clients or customers of the Company.

        5. Termination following a change in control:

                a) In the event of a Change in Control and your employment is terminated by the Company or its successor within ninety (90) days of such Change in Control, other than for cause, or you terminate your employment because of a change in duties, you shall be entitled to the following:

                        (i). a termination severance package equal to six (6) months of your then current base salary, or $90,000, whichever is greater. Such severance package shall be payable within thirty (30) days of your termination of employment with the Company.

                        (ii) For purposes of this Agreement a "Change of Control" shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which the Company is not the surviving corporation. For purposes of this Agreement an "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:


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                        (1)     the direct or indirect sale or exchange by the
                                shareholders of the Company of more than fifty percent (50%) of the stock of the Company;

                        (2) a merger or consolidation in which the Company is a party;

                        (3) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

                        (4)     a liquidation or dissolution of the Company.


        6. Accelerated vesting following a change in control: In the event of a Change in Control you shall be entitled to full vesting of all stock options granted to you prior to November 22, 1999 and shall not include any stock options granted to you on November 22, 1999.

        7. Exclusive Remedy: Subject to paragraphs 3, 4, and 5 above, you shall be entitled to no further compensation for any damage or injury arising out of the termination of your employment by the Company.

        8. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed by you under this Agreement, you shall not have the right to assign or transfer any of your rights, obligations, or benefits under this Agreement.